Exhibit 99.1

Technology

How seasoned exec Mike Nefkens, CEO behind new climate tech startup, vets fresh ideas

Rainwater Tech wants to enhance rainfall in places that need it most

Mike Nefkens, right, at the NYSE in October 2018 when his previous company, Resideo, spun off from Honeywell. He’s now CEO of Rainwater Tech.

COURTNEY CROW, COURTESY OF RESIDEO TECHNOLOGIES

By Paul Thompson – Assistant Managing Editor, Austin Business Journal Jan 31, 2023 Updated Jan 31, 2023, 1:34pm CST

Mike Nefkens has made a career out of figuring out when an idea doesn’t work. And when he isn’t sure, he’s got a proverbial rolodex full of connections ready to set him on the right path.

The experienced executive has held leadership roles at Hewlett Packard Enterprise and served for nearly two years as CEO of Resideo, which in 2018 spun out of Honeywell, the building technology, aerospace and materials conglomerate.

For his new company, rain enhancement company Rainwater Tech, Nefkens is attempting to scale rain enhancement technology by bringing the high-flying science down to the ground. He knew early that he was on to something meaningful.

Nefkens said he began his new venture by spending six months talking to people about the idea — figuring out if the new market would provide value to companies and ensuring that the strategy was sound.

“One of the things I’ve learned over my career is that it’s all about asking questions,” he said. “Get the information, go deep. I’ve spent time with probably over 300 people just going through the proposition and everything else ... that’s how you take an idea to market, you’ve just got to spend time with people that know and will give you the proper feedback.”

It helps to have trusted friends and advisors to vet ideas.

“Just chatting with those CEOs and chief sustainability officers and others, when I put the concept in front of them, they said, ‘Look, we would invest in this, we would be all over this, the time is right in our country to go do this,’” Nefkens said.

The Rainwater Tech CEO said he also has people in his orbit who will shoot him straight when an idea falls short of the mark.

“I think you’ve got to have nine bad ideas for every good one, right? So, you know, a 10% hit rate,” he said. “And sure, I’ve had several other things I put in front of people, they’re like, ‘You’re crazy.’ And the more I looked through it, you know, the more I realized there’s not a business opportunity there. That did not happen here. This was the one that, the more people I talked to, the more excited I got.”

Rain enhancement technology has been in practice for 30 to 40 years, Nefkens said. It has been used for fog dispersion at airfields and aviation cloud seeding, which involves stimulating cloud nuclei to enhance rainfall.

“They literally fly through the clouds and they spray silver iodide,” Nefkens said.

As a pilot, Nefkens was “very excited about the aviation piece of it.” But he had to acknowledge that the practice wouldn’t translate to a successful business model.

“It doesn’t scale,” he conceded. “You’ve got to have airplanes all over the place when the weather comes in.”

So Nefkens and his team conducted a “pretty exhaustive search” and found a ground-based ionization model that has been around for about 10 years. A trial in Oman found that the technology could enhance rainfall anywhere from 5% to 18%.

“It works; the science is there. It’s just never been commercialized in our country,” Nefkens said.

On advice to fellow executives who want to run a public company: I always tell everybody, being a public company CEO is not everything people think it is, right? These are really, really tough jobs with risks and a lot of pressure. But what I would tell people that aspire for this is ... unanswered questions and risks do not get better with time. You have got to continue to ask the hard questions and get the blunt answers, whether they’re the ones you want or not. And I see that a lot of more junior executives, they don’t know really how to manage risk, and to get on top of risk and understand it and neutralize it. They focus so much on the good things and they let the bad things creep up on them and get them.

I’m actually an executive coach, and I spend a lot of time coaching CEOs. And this is one of the things I really help them with. How are you managing your risks? Who is your inner circle? Who is your circle of influence? Who is giving you hard feedback, right? That’s really important for a CEO. It’s a very lonely job.

On how Rainwater Tech’s strategy is different than simply “making it rain”: I wish we had technology to take blue skies and create rain out of nothing. That is not here yet. I don’t think that’ll ever happen technology-wise. This is all about — when the conditions are right, you know — meaning dew point, temperature, atmospheric conditions, humidity, wind patterns ... we’re able to enhance rainfall and create more in the areas that need it most. And that’s the real key here, right? It’s getting water to the areas that need it most. And that’s what our technology allows us to do.

On target industries for the company: We are focusing obviously on large landowners, and agriculture is really number one. If you take a look at the real need for water, it really is all based on ag and cattle ... We’re also looking at things like golf courses and ski resorts. As you know, golf courses use a ton of water, and they cause a lot of friction in a lot of communities for all the water they use. Ski resorts, obviously getting more snow is important to them. From an economic perspective, they’ve been using aviation-based cloud seeding, so this is something that will simplify that approach for them.

The other one is obviously going direct to cities and municipalities, who really care about the aquifers and water levels and even lake levels. I don’t know if you’ve been out to Lake Travis in the last year. It’s scary compared to what it was many, many years ago. Big projects like the Great Salt Lake, southern Arizona, those are areas that right now are in real eco trouble. There’s also a big insurance play.

On how this tech can meet water shortages in Central Texas and elsewhere: I lived in Latin America for 10 years and used to drink bottled water there all the time, and never thought we would see that in our country. And we have spots in our country where people are drinking bottled water; you look at Flint, Michigan, and you look at some of the areas in Mississippi. We do not want that happening in Texas, right? Any technology that can help bring additional water is value-add, especially in the areas that need it most. So this is about being able to release some of that water in the areas that need it most, and Texas needs that ... anything between 5% and 20% is going to help. It will lower water costs, it will ensure that we’re not ever moving to bottled water and it will make a difference.